EXHIBIT 99.1



News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Robert B. Lewis
                                                          (203) 406-3160



                    SILGAN HOLDINGS ANNOUNCES PROPOSED EARLY
                REFINANCING OF ITS EXISTING U.S. CREDIT FACILITY


STAMFORD, CT, May 26, 2005 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, announced today that it has entered into a commitment letter for a proposed new credit facility to take advantage of the current favorable credit markets and refinance its existing senior secured credit facility. Under the commitment letter, Deutsche Bank Securities Inc. and Banc of America Securities LLC will arrange a syndicate of lenders for the new credit facility. The Company expects to complete the new credit facility in the second or third quarter of 2005.

It is the Company's intention to secure lower interest rate margins under this new credit facility based on its strengthening credit statistics and favorable market conditions. In addition to extending the maturities and amortization periods of its bank debt, the Company also expects that the new credit facility will provide the Company with more flexibility with regard to covenants.











                                     (more)

SILGAN HOLDINGS
May 26, 2005
Page 2


If the new credit facility is completed, the Company expects to record a non-cash pre-tax charge of approximately $11 million for a loss on early extinguishment of debt for the write-off of unamortized debt issuance costs which would directly reduce its full year earnings estimate.

                                      * * *

Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual net sales of $2.4 billion in 2004. Silgan operates 61 manufacturing facilities in the U.S. and Canada. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal and plastic closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2004 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.

                                      * * *